Exhibit 99.1

NEWS ANNOUNCEMENT	SYS Contact:
Edward M. Lake
Chief Financial Officer
PH: (858) 715-5500 Ext. 303
Email: elake@systechnologies.com

SYS Technologies Announces Appointment of KPMG

SAN DIEGO, Calif. – December 17, 2003 – SYS Technologies (OTCBB: SYYS), a provider of engineering, management and information technology consulting services, announced today the appointment of KPMG as the Company’s principal public accountants for its fiscal year ending June 30, 2004.

John Burns, Chair of SYS Technologies’ Audit Committee, said, “We had a positive experience with our prior accounting firm, but after three years of expansion during which the company’s revenues have grown by over 200%, the Board decided it was time to move to a larger firm. KPMG’s experience in defense and high technology along with the background of the proposed audit team, are very complementary with the Company’s continued growth strategy.”

Edward Lake, SYS Technologies’ CFO, added, “The KPMG team’s long experience with Titan and other defense roll-up companies made them the logical choice for SYS. Having resources such as these available to the company is just another step in strengthening our capabilities to grow our company and shareholder value going forward.”

For the most recent quarter ending September 26, 2003, SYS had record revenues of  $7.6 million and net income of $133,000, or $0.02 per common share.

SYS Technologies has provided engineering, technical, financial and management services to commercial and U.S. government customers since 1966.  It currently has several multiple-year management and engineering service contracts with the U.S. Navy and General Services Administration.  The Company is publicly traded (OTCBB: SYYS).  SYS Technologies is headquartered in San Diego at 5050 Murphy Canyon Road, San Diego, California 92123 and has offices in Oxnard, California and Arlington and Chesapeake, Virginia.  For additional information, visit the SYS Technologies web site at http://www.systechnologies.com.

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This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements.  Although SYS believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct.  Actual results could differ materially based upon a number of factors including, but not limited to, the state of the economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public market and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the Company including risks that are disclosed in the Company’s Securities and Exchange Commission filings.

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